UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): August 30, 2010
PARKER DRILLING COMPANY
(Exact name of Registrant as specified in its charter)

Delaware	1-7573	73-0618660
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation)	File Number)	Identification No.)
5 Greenway Plaza, Suite 100, Houston, Texas
(Address of principal executive offices)
77046
(Zip Code)
Registrant’s telephone number, including area code: (281) 406-2000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
Update on Kazakhstan Ministry of Finance Tax Audit
On August 14, 2009, the Kazakhstan Branch (PKD Kazakhstan) of Parker Drilling’s subsidiary, Parker Drilling Company International Limited, received an Act of Tax Audit from the Ministry of Finance of Kazakhstan (MinFin) for the period January 01, 2005 through December 31, 2007. PKD Kazakhstan was assessed additional taxes in the amount of KZT 1.45 billion (approximately $9.7 million) and associated interest in the amount of KZT 700 million (approximately $4.7 million). The amounts assessed relate to corporate income taxes and interest in connection with the disallowance of the head office’s management and administrative expenses, loan interest and state duties, as well as Value Added Taxes (VAT) and interest in connection with VAT offset on debts classified as doubtful by MinFin and for property taxes and interest in connection with Barge Rig 257 as a result of MinFin applying a lower rate of depreciation.
On September 25, 2009, PKD Kazakhstan appealed the Act of Tax Audit with MinFin on the basis PKD Kazakhstan exercised its rights provided by the Convention between the Governments of the Republic of Kazakhstan and the United States of America on the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with respect to Taxes on Income and Capital (the Convention) as well as improper application of certain provisions of the Kazakhstan Tax Code.
On January 13, 2010, PKD Kazakhstan received a response from MinFin to the appeal filed September 25, 2009. MinFin agreed with PKD Kazakhstan to remove the assessment related to property taxes and interest in connection with Barge Rig 257 which reduced the overall assessment by KZT 741 million (approximately $5 million). MinFin simultaneously caused the Tax Department of the Atyrau Oblast (Tax Department) to issue a revised Tax Notification to PKD Kazakhstan for the residual assessment of KZT 959 million (approximately $6.5 million) of taxes and KZT 450 million (approximately $3 million) of associated interest, which residual assessment remains outstanding.
On March 1, 2010, PKD Kazakhstan filed a claim against the Tax Department, in the Special Inter-district Economic Court of Atyrau Oblast (the Court), seeking to invalidate the revised Tax Notification. On May 5, 2010, the Court elected not to issue a ruling on the merits of the case on the basis of an alleged lack of standing. PKD Kazakhstan adjusted and re-filed its claim in June 2010.
On August 17, 2010, the Court rendered an oral decision rejecting PKD Kazakhstan’s re-filed claim and indicated a written decision would be issued. We are currently awaiting receipt of the Court’s written decision, which we will analyze to understand the basis for the decision and to evaluate PKD Kazakhstan’s position.
PKD Kazakhstan is disappointed by the oral decision and continues to believe that it properly exercised its rights provided by the Convention and that MinFin improperly applied certain provisions of the Kazakhstan Tax Code. PKD Kazakhstan intends to pursue its claim through higher levels of court appeals and, if necessary, through the U.S. competent authority. Based on the information currently available to us, we are unable to predict the ultimate outcome of this case. However, at this time we do not expect the ultimate outcome to materially affect our financial condition, results of operations or cash flows. We will continue to assess and reassess our exposure as the appeal process progresses, beginning with our analysis of the Court’s written opinion once it is received.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PARKER DRILLING COMPANY
Dated: August 30, 2010
	By:	/s/ W. Kirk Brassfield
W. Kirk Brassfield
Senior Vice President and Chief Financial Officer